Exhibit 99.2
NV Energy, Inc. Year-End 2010 Earnings Call Supplemental Slides February 18, 2011

NVE Period Earnings Summary NVE issued $315 million of 6.25%, 10-year Senior Notes on November 22nd - Redeemed $230 million at 8.625%, and $64 million at 7.803% Completed sale of California electric distribution and generation assets in January 2011. Net cash proceeds approximately $100 million Completed construction of the Goodsprings 7.2 MW (nominally rated) recovered energy project at its budgeted cost of $22 million, the first renewable project owned by NVE Variance Drivers Recent Developments EPS 2010 2009 Variance NVE (basic) $0.97 $0.78 $0.19 Gross Margin $ 0.21 • Net O&M Expense $ 0.06 • Depreciation $ (0.03) • All Other $ (0.05) Total $ 0.19

NVE-S Volume Trends and Customer Characteristics Source: YTD December 2010 Margin Analysis Report, NOAA www.weather.gov 2010 2009 % Change Volume Sales MWh (in millions) 20.6 20.9 -1.50% Customer Count 835,019 826,658 0.4% Weather Indicators Heating Degree Days 1,895 1,889 0.3% Cooling Degree Days 3,648 3,790 -3.7% Cooling Degree Days 3,648 3,790 -3.7% MWhs

NVE-N Volume Trends and Customer Characteristics Source: YTD December 2010 Margin Analysis Report, NOAA www.weather.gov 2010 2009 % Change Volume Sales MWh (in millions) 8.0 8.1 -1% Customer Count 367,198 366,477 0.2% Weather Indicators Heating Degree Days 4,818 5,004 -3.7% Cooling Degree Days 922 1,069 -13.8% Cooling Degree Days 922 1,069 -13.8% MWhs

Update on Major Projects Harry Allen ON-Line NV Energize NV Energize 500 MW (nominally rated) natural gas combined cycle electric generating plant located in Southern Nevada Expected to be in service mid-2011 Approximately $682 million approved project cost, excluding AFUDC Approximately $500 million total cost; $127 million is NVE's ownership portion Provides access to isolated renewable energy resources throughout Nevada Connects our Northern service area with our Southern service area Enhances overall energy-sharing efficiencies for our power generation resources Positions Nevada and NVE as renewable energy exporters in the future Approximately $300 million total project cost $139 million American Recovery & Reinvestment Act grant 1.45 million smart meters installed by 2012 - approximately 90,000 meters installed as of 2/15/2011

Nevada Economic Brief Northern Nevada Southern Nevada Nevada Unemployment Rate Tourism and Gaming Hotel occupancy decreased approximately 1.3% from 2009 2010 hotel room growth rate was 1.2%. Primarily due to the Cosmopolitan Resort & Casino, adding approximately 2,000 rooms 2011 hotel room growth rate expected to be 1.0% and then decrease to 0.3% in 2012 Visitor volume rebounded in 2010 to 37.3 million visitors, an increase of 2.7% Source: Center for Business and Economic Research, Economic Outlook Dec 2010; LVCVA; Coeur d'Alene Mines Corporation of Idaho will be hiring 200 employees at Rochester Mine north of Lovelock Construction employment decreased 26.0% from November 2009 Taxable sales decreased 3.6% compared to a year ago Gaming revenue decreased 19.7% compared to a year ago Construction employment has decreased 22.8% as of November 2010 compared to December 2009 Economists believe the Southern Nevada housing market has been at bottom for the last 15 months Las Vegas finished 2010 with 5,341 new-home sales, up 1.3% from the previous year, and 42,673 existing-home sales, a 4.9% decrease Stations Casinos announced hiring of up to 1,000 employees